Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated November 22, 2013 on the financial statements and financial highlights of Touchstone Investment Trust, in Post-Effective Amendment Number 106 to the Registration Statement (Form N-1A, No. 002-52242), included in the Annual Report to Shareholders for the fiscal year ended September 30, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
January 27, 2014